Exhibit 99.2

ATSG Annual Shareholders Meeting

WILMINGTON, OH - May 12, 2009 - Shareholders of Air Transport Services Group, Inc. (NASDAQ:ATSG) meeting here today re-elected two directors, ratified the appointment of the Company’s auditors, and approved two management proposals.

Directors re-elected to three-year terms on the Board were Jeffrey J. Vorholt, 56, and ATSG President and CEO Joseph C. Hete, 55. Deloitte & Touche LLP will continue to serve as the Company’s independent registered public accounting firm for fiscal 2009.

The proposal to amend the Company’s Certificate of Incorporation authorizes the Board to effect a reverse stock split of the company’s common stock in a specific ratio, ranging from 1-for-2 to 1-for-5, as selected by the Board. A proposal to amend the Company’s Amended and Restated 2005 Long-Term Incentive Plan authorized an additional 3 million shares for issuance under the Plan.

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG also provides aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG’ subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Aircraft Management, Inc., Capital Cargo International Airlines, Inc., LGSTX Services, Inc., and Airborne Maintenance and Engineering Services Inc. For more information, please see www.atsginc.com.

Contact:

For more information, contact:

ATSG, Inc.

Quint Turner

937-382-5591